UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date earliest event reported): May 20, 2022

CuriosityStream Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39139	84-1797523
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8484 Georgia Ave., Suite 700

Silver Spring, Maryland 20910

(Address of Principal Executive Offices, including zip code)

(301) 755-2050

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001	CURI	NASDAQ
Warrants, each exercisable for one share of Common stock at an exercise price of $11.50 per share	CURIW	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Jason Eustace, the Chief Financial Officer of CuriosityStream, Inc. (the “Company”), has notified the Company of his decision to resign his position to pursue another opportunity, effective as of the close of business on May 20, 2022.

The Company has appointed Peter Westley, age 58, to serve as the Company’s Chief Financial Officer, effective May 21, 2022. Mr. Westley was a non-voting board observer on the Board of Directors of Curiosity Inc. from March 2019 until August 2020. Mr. Westley was most recently with public and private equity investment firm Blum Capital Partners, where he primarily focused on the media and technology sectors and served as Partner and Managing Partner from 2012 until earlier this year. He also serves as the Chairman at Avid Technology, Inc. and was formerly a director at Payless Holdings LLC. He holds a B.A. from Dartmouth College and an MBA from Stanford Graduate School of Business. There is no family relationship between Mr. Westley and any director or executive officer of the Company and he has no direct or indirect material interest required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Pursuant to the terms of an offer letter between the Company and Mr. Westley, Mr. Westley’s annual rate of base salary will be $310,000, and his annual incentive target will be 50% of his annual base salary, with the annual incentive amount to be calculated based on the Company’s performance against approved budgets and business goals and prorated to reflect the portion of the year in which Mr. Westley was employed by the Company, but will not be less than $90,000 in any given year, including 2022. The foregoing description is qualified in its entirety by reference to the terms of the employment letter, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. Mr. Westley will not become a participant in the CuriosityStream Inc. Severance Pay Plan for Executive Officers and will not be eligible to participate in the CuriosityStream Inc. Severance Pay Plan.

In addition, the Compensation Committee approved the grant of 221,904 stock options and 288,271 restricted stock units (“RSUs”) on May 21, 2022 under the Company’s Omnibus Incentive Plan (the “Plan”) to Mr. Westley. The first $100,000 of stock options (measured by the Fair Market Value (as defined in the Plan) of the shares underlying the options) that are scheduled to vest in any calendar year with respect to Mr. Westley are treated as incentive stock options to the extent permitted under applicable law and, under the Plan, the remaining stock options are treated as non-qualified stock options. The exercise price of the stock options granted is $1.62, the Fair Market Value on the grant date as provided in the Plan. All of the stock options and the RSUs will vest in equal increments of one quarter of the shares of Company common stock subject to the grants on each of the first, second, third and fourth anniversary of the grant date, subject to Mr. Westley’s continued employment on each such anniversary of the grant date. The stock options and RSUs will immediately vest in full upon Mr. Westley’s death or Disability (as defined in the Plan). The stock options and RSUs will fully vest if Mr. Westley’s employment is involuntarily terminated without Cause (as defined in the Plan) following a Change in Control (as defined in the Plan).

A copy of the press release announcing Mr. Westley’s appointment and Mr. Eustace’s resignation is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Offer Letter between CuriosityStream Inc. and Peter Westley, dated May 21, 2022.
99.1	CuriosityStream, Inc. Press Release dated May 23, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CURIOSITYSTREAM INC.

By:	/s/ Tia Cudahy
	Name:	Tia Cudahy
	Title:	Chief Operating Officer and General Counsel

Date: May 24, 2022

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